Exhibit 21.1

SUBSIDIARIES OF AMPLIFY ENERGY CORP.

Name	Jurisdiction
Amplify Energy Corp.	Delaware
Amplify Acquisitionco Inc.	Delaware
Amplify Energy Services	Delaware
Amplify Energy Operating LLC	Delaware
Amplify Energy Holdco LLC	Delaware
Beta Operating Company, LLC	Delaware
San Pedro Bay Pipeline Company	California